The Law Offices of Jean-Pierre & Jean-Pierre, LLC ________________________________ Guy M. Jean-Pierre Attorney at Law

March 2, 2010

OPINION OF COUNSEL AND CONSENT OF COUNSEL

TO: Board of Directors
Gold Entertainment Group, Inc.
RE: Registration Statement on Form S-1

Gentlemen:

As counsel to Gold Entertainment Group, Inc., a Florida corporation (the "Company"), we have participated in the preparation of the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 6,898,426,636 shares of the Company's common stock at $0.0001 par value by 103 selling shareholders.  As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion.  We have also examined the applicable laws of the State of Florida, provisions of the Florida Constitution, and reported judicial decisions interpreting such laws.  Based upon such examinations, we are of the opinion that the shares of the Company's common stock to be offered pursuant to the Registration Statement are validly issued, fully paid and non-assessable shares of the shares of the common stock of the Company.

We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement on Form S-1 filed by the Company and the reference to our firm contained therein under "Interest of Named Experts and Counsel".

Sincerely,
Jean-Pierre & Jean-Pierre, LLC